Exhibit 99.1

UTSTARCOM INC. SELECTED FINANCIAL METRICS

($ in millions)  Preliminary Unaudited Financial Information

Cash

	Q2 06	Q3 06	Q4 06	Q1 07	Q2 07

Cash, cash equivalents and ST Investments	658	617	671	573	528

Notes Payable and Current Maturities	123	105	103	378	380
Debt (Long Term)	275	275	275	1	0

OPEX Quarterly Information- R&D, SG&A-Estimated Q2, 2007

Approximately	$130-$135M per quarter	Q2 2005 OPEX was approximately $180M

The preliminary financial metrics presented above do not reflect possible accounting entries and adjustments that may be made to the Company's financial statements as part of the close of the books for the quarter ended June 30, 2007 and any adjustments that may be needed as a result of any ongoing independent reviews.